Exhibit 10.1

October 18, 2019
Mr. Kevin Beverly

Dear Kevin,

On behalf of DLH Holdings Corp. (the “Company”), I am pleased to provide you with this employment offer letter to continue your position as President, Social & Scientific Systems, Inc., a wholly-owned subsidiary of the Company. Upon your execution of this offer letter, you will be a member of the Company’s Executive Leadership Team (“ELT”) and a Section 16 Officer. Your role reports directly to me, the Chief Executive Officer and you will perform such duties and functions as may be necessary or appropriate consistent with your position as President of Social & Scientific Systems, Inc. (“SSS”), subject, however, to the direction of the Chief Executive Officer.

Further, in your capacity as President of SSS, you will have, subject to the direction of the Chief Executive Officer of the Company, full authority over the operations of this business, including vision and strategic planning, program execution, financial performance, management and leadership development, and leveraging business development resources for strategically-aligned company growth. Additionally, as a member of the ELT you will participate in periodic Board of Directors (the “Board”) presentations, Annual shareholders meetings and other executive engagements. This will include evaluating acquisition candidates, developing additional delivery capabilities and other high impact decisions.

You agree to devote your full business time and best efforts in the performance of your duties for the Company and its subsidiaries. Your primary work location will be in SSS’s Silver Spring, Maryland offices. You understand that you will need to undertake regular travel to our executive and operational offices, and such other occasional travel within or outside the United States. All such travel shall be at the sole cost and expense of the Company and shall be in accordance with government Joint Travel Regulations (JTR) and current Company policy, which will include reasonable lodging and food costs incurred by you while traveling.

Cash Compensation. The Company will pay you an initial salary at the rate of $275,000 per year, less applicable Federal, state, local and elected withholdings, which will be paid in accordance with the Company’s normal payroll procedures. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies and directions from the Management Resources & Compensation Committee of the Board (the “MRC Committee”). During your employment hereunder, the MRC Committee will review your performance and consider adjustments to your compensation as part of its annual merit increase process for the Company’s senior management team.

Bonus potential. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company beginning in fiscal year 2020. The bonus will be awarded based on objective or subjective criteria established by the MRC Committee. Subject to the MRC Committee’s discretion, you will have an opportunity to earn a cash bonus of up to 50% of your annual base salary. The bonus will be based on the Company’s completion of preset goals as will be set forth in an annual management bonus opportunity plan, upon approval of the MRC Committee. Bonuses may also be subject to adjustment, and include such additional conditions as may be specified by the MRC Committee.

Equity Compensation. Contemporaneously with the execution of this offer letter, you will be granted an option to purchase 250,000 shares of DLH Holdings Corp. Common Stock pursuant to the Company’s 2016 Omnibus Equity Incentive Plan (the “Plan”) (the “Initial Options”). The exercise price of the Initial Options shall be equal to the fair market value of the Company’s Common Stock on the grant date, as determined in accordance with the Plan. The Initial Options shall be subject to vesting requirements, with 50,000 options vesting on the first anniversary of the grant date and the remainder vesting as follows: (i) 66,667 shares if the closing price of the Company’s Common Stock equals or exceeds $8.00 per share for ten consecutive trading days; (ii) 66,667 shares if the closing price of the Company’s Common Stock equals or exceeds $10.00 per share for ten consecutive trading days; and (iii) 66,666 shares if the closing price of the Company’s Common Stock equals or exceeds $12.00 per share for ten consecutive trading days.
The Initial Options will have a ten (10) year term from their date of grant in which they can be exercised (subject to your continued service and the vesting provisions described above) and will be subject to the terms and conditions of the Plan and option agreement(s) between you and the Company in the form approved by the MRC Committee.

In addition, you shall be eligible to receive equity or performance awards payable in shares, cash or other property pursuant to long-term incentive compensation plans which may be adopted by the MRC Committee or the Board. Equity awards shall be granted under the Plan or such other equity compensation plan as may be adopted by the Company in the discretion of the MRC Committee or the Board. Subject to approval of the MRC Committee approval, option awards will also be subject to such time and/or performance-based vesting conditions as approved by the MRC Committee. All option awards would have a per share exercise price equal to the per-share fair market value of the Company’s Common Stock on the date of such grant, as determined by the MRC Committee or the Board of Directors, and would be subject to your acceptance of a Stock Option Agreement which, along with the Plan, would set out additional details of the grant. The actual grant date value of any such awards shall be determined in the discretion of the MRC Committee or Board and any such awards shall include such vesting conditions and other terms and conditions as determined by the MRC Committee or the Board.

Employee Benefit Program. Initially, you will continue to receive the benefits that were provided to you by SSS prior to its acquisition by the Company. Upon the completion and implementation of the Company’s benefits integration effort in connection with its acquisition of SSS, you will be eligible for all Executive Employee Benefits afforded full-time DLH employees, for which details will be provided separately. A summary of such benefits are set forth below.

w Healthcare Plan – Medical, Dental, Vision
w Life Insurance – Company paid coverage of $75,000
w LTD – Company Paid
w Voluntary life insurance – Employee paid
w Paid Time Off (PTO) and Holidays – Paid vacation at the rate of five (5) weeks per annum.
w Eligible to participate in the company 401(k) plan.

Such benefits are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefit plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or if there are no such governing documents, in the Company’s policies. Eligibility for the Healthcare Plan, Life Insurance and Voluntary Life benefits are detailed in your benefits package. Also, it is corporate policy to review performance on an annual basis. In addition, the Company shall maintain any you will be covered under the Company’s director and officer liability insurance coverage.

Severance and Change in Control. As an executive of the Company, you will be eligible to receive severance and change of control benefits under certain circumstances pursuant to the Change in Control, Severance and Covenant Agreement, to be provided to you separately (the “Severance Agreement”). Accordingly, your potential severance and change of control benefits and the terms and conditions thereof shall be set forth in the Severance Agreement. In addition, the Company specifically agrees that a material change in the geographic location at which you must perform your services hereunder, such that the Company requires you to be based (excluding travel responsibilities for the Company’s business) at any office more than fifty (50) miles from the current location of the main office of SSS without your consent, will constitute “Good Reason” for purposes of the Severance Agreement.

Clawback. Notwithstanding any other provision herein to the contrary, you agree and acknowledge that any incentive-based compensation, or any other compensation, paid or payable to you which is subject to recoupment or clawback under any applicable law, government regulation, or stock exchange listing requirement, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and such regulations as may be promulgated thereunder by the Securities and Exchange Commission, will be subject to such deductions and clawback (recovery) as may be, but solely to the extent, required to be made pursuant to applicable law, government regulation, stock exchange listing requirement or any policy of the Company mandated in accordance with any such law, government regulation, or stock exchange listing requirement. This section shall survive the termination of your employment for a period of three (3) years.

At-will Employment. Employment is for no specified period of time and “at-will”. That means you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Company Policies. As a Company employee, you will be expected to abide by Company rules and regulations. You will be specifically required to sign an acknowledgement that you have read and understand the Company rules of conduct which will be included in an Employee Handbook which the Company will distribute to you on your date of hire.

Contingencies. As a condition of employment, you will be required to sign a confidentiality agreement (attached), as well as pass a background check and drug screening.

Entire Agreement; Amendments. This letter, together with the above-referenced confidentiality and severance agreements sets forth the entire agreement between the parties and supersedes all prior agreements, letters and understandings between the parties, whether oral or written prior to the date of this letter, except for the terms of employee stock option plans, restricted stock grants and option certificates (unless otherwise expressly stated herein). No modification, amendment or waiver of the terms of this letter shall be binding on the parties unless executed in writing by the parties to this letter. No waiver of any of the provisions of this letter shall be deemed to or shall constitute a waiver of any other provisions hereof, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this letter shall not be deemed a waiver of any such terms or conditions and the waiver by either party of any breach or violation of any provision of this letter shall not operate or be construed as a waiver of any subsequent breach.

Interpretation and Review. The parties agree that they have both had the opportunity to review and negotiate this offer letter, and that any inconsistency or dispute related to the interpretation of any of the provisions of this offer letter shall not be construed against either party. You have been advised and have had the opportunity to consult with an attorney or other advisor prior to executing this letter. You understand, confirm and agree that counsel to the Company (Becker & Poliakoff, LLP) has not acted and is not acting as counsel to you and that you have not relied upon any legal advice except as provided by your own counsel.

Governing Law. This letter has been negotiated and executed in the State of Georgia which shall govern its construction and validity.

Execution. This letter may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.
To indicate your acceptance of the terms of this offer letter, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. We believe your contributions to DLH will be invaluable and we look forward to continuing our work together.

Sincerely,

DLH Holdings Corp.

By: /s/ Zachary C. Parker
Name: Zachary C. Parker
Title: Chief Executive Officer and President

AGREED AND ACCEPTED:

By: /s/ Kevin Beverly
Kevin Beverly

Dated: October 18, 2019